Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiary (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Greatbatch, Inc. for the year ended December 30, 2011.

/s/ Deloitte & Touche LLP

Williamsville, New York

October 26, 2012